Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of OpGen, Inc. of our report, which includes an explanatory paragraph related to OpGen, Inc.'s ability to continue as a going concern, dated March 2, 2015, except for the effects of the matter discussed in the sixth paragraph of Note 15, which is as of March 20, 2015, and the matters discussed in the fourth, fifth, seventh, eighth and ninth paragraphs of Note 15, which are as of April 3, 2015, and the matters discussed in Note 2 and the tenth paragraph of Note 15, which are as of April 28, 2015, on our audits of the financial statements of OpGen, Inc. as of December 31, 2014 and 2013 and for the years then ended, which report is included in Amendment No. 6 to the Registration Statement on Form S-1 (333-202478) of OpGen, Inc.

/s/ CohnReznick LLP

Vienna, Virginia
July 24, 2015